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                                                                     Exhibit 5.1



Direct Dial: 213-688-3698
e-mail: dficksman@loeb.com


                                  May 12, 2000

Interscience Computer Corporation
600 Hampshire Road, Suite 105
Westlake Village
California 91361

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

        We are counsel to Interscience Computer Corporation, a California corporation (the "Company"), and have assisted in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement of the Company on Form S-8 (the "Registration Statement") covering 1,677,500 shares (the "Shares") of the common stock of the Company issuable pursuant to the exercise of options issued under the Company's 2000 Stock Option Plan (the "Plan") and the exercise of warrants granted to certain employees, directors and consultants of the Company (the "Warrants").

        We have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

        It is our opinion that the Shares to be issued and sold by the Company pursuant to the Registration Statement will be, when sold and paid for pursuant to the terms of the Plan and the Warrants, validly issued, fully paid for and non-assessable.

        We hereby consent to the use of our opinion as an exhibit to the Registration Statement.

                                            Sincerely,

                                            /s/ David L. Ficksman

                                            David L. Ficksman
                                            of Loeb & Loeb LLP